Exhibit 99.1

Acer Therapeutics Reports Second Quarter 2018 Financial Results and Provides Corporate Update

Acer continues to progress towards goal of commercializing EDSIVO™

Company appoints VPs of Medical Affairs and Quality

NEWTON, MA – August 13, 2018 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and ultra-rare diseases with critical unmet medical need, today reported financial results for the quarter ended June 30, 2018 and provided an update on the Company’s recent corporate developments. The Company also announced that it has appointed Dr. Usman Iqbal as Vice President, Medical Affairs; and Ms. Nancy Duarte-Lonnroth as Vice President, Quality.

“We continue to progress towards finalizing the planned submission of a New Drug Application (NDA) for EDSIVO™ in vascular Ehlers-Danlos syndrome (vEDS) early in the fourth quarter of this year. We have also strengthened our balance sheet and continue with pre-commercial activities,” said Chris Schelling, CEO and Founder of Acer. “As part of the pre-commercial preparation, we have made two important senior-level hires. Our new team members bring deep industry knowledge and experience across medical affairs and quality, which will be invaluable as we move forward. I warmly welcome Usman, who will report to our Chief Medical Officer, and Nancy, who will report to our Chief Legal Officer.”

“Also, we are active in supporting patient advocacy initiatives and are working very closely with the vEDS community to best understand their needs in addressing this devastating disease,” Mr. Schelling continued. “Beyond vEDS, we intend to work on advancing and expanding our pipeline with the goal of bringing multiple products to patients with serious ultra-orphan diseases over the next several years.”

Second Quarter 2018 and Recent Highlights

•	Held a Type C clinical meeting and a Type B (pre-NDA) meeting with the FDA in June 2018
•	Presented celiprolol vEDS Patient Registry data to the FDA at the Type C meeting; if published, it will be included in support of NDA but is not rate-limiting to submission of NDA
•	Raised $46 million, including underwriters’ full exercise of their option to purchase additional shares to cover over-allotments, through an oversubscribed underwritten public offering in August 2018
•

Ended second quarter with $8.3 million in cash and cash equivalents and no debt, which together with approximately $42.5 million of net proceeds from the public offering, we believe will be sufficient to fund our current operating and capital requirements into the first half of 2020

•	Expanded management team by hiring Dr. Usman Iqbal as Vice President, Medical Affairs; and Nancy Duarte-Lonnroth as Vice President, Quality

Upcoming Milestones

•	Potential publication of celiprolol vEDS Patient Registry data; the manuscript is currently under peer review
•	Targeting NDA submission to the FDA for EDSIVO™ for the treatment of vEDS in early fourth quarter of 2018
•

Requesting priority review for EDSIVO™ which, if granted at the time of potential acceptance of NDA for filing, could result in a Prescription Drug User Free Act (PDUFA) action date of late second quarter 2019

•	Continuing pre-commercial activities for EDSIVO™
•	Making additional senior-level commercial hires this year, as well as continuing to build out the commercial team and add other core personnel later this year

Financial Results for the Second Quarter 2018

Cash position. Cash and cash equivalents were $8.3 million as of June 30, 2018, compared to $15.6 million as of December 31, 2017. We believe our cash position, together with approximately $42.5 million of net proceeds from the August 2018 public offering, will be sufficient to fund our current operating and capital requirements into the first half of 2020.

Research and Development Expenses. Research and development expenses were $2.7 million during the three months ended June 30, 2018, compared to $1.9 million during the three months ended June 30, 2017. This increase of $0.8 million was principally due to increases in spending for regulatory consulting, employee costs, and contract research, partially offset by a decrease in manufacturing services, all relating to EDSIVO™. Research and development expense for the three months ended June 30, 2018, was comprised of approximately $2.4 million related to EDSIVO™ and $0.3 million related to ACER-001.

General and Administrative Expenses. General and administrative expenses were $2.2 million for the three months ended June 30, 2018 compared to $1.2 million for the three months ended June 30, 2017. This increase of $1.0 million was primarily due to an increase in pre-commercial and personnel costs, partially offset by lower legal and consulting related expenses.

Net Loss. Net loss for the three months ended June 30, 2018 was $4.8 million, or $0.64 loss per share (basic and diluted), compared to a net loss of $3.1 million, or $1.29 loss per share (basic and diluted), for the three months ended June 30, 2017.

For additional information, please see our Quarterly Report on Form 10-Q filed today with the SEC.

About Usman Iqbal MD, MPH, MBA

Dr. Iqbal joined Acer as Vice President, Medical Affairs in July 2018. Dr. Iqbal is a medical executive with a portfolio career entailing 15 years of diverse experience spanning Medical Affairs and end-to-end evidence and value development, across both large and small cap biopharmaceuticals. His experience spans a number of therapeutic areas including in Neuroscience, as Senior Medical Affairs Leader at AstraZeneca, and in Oncology, as former Head of Sanofi Oncology, Global Evidence & Value Development (GEVD). With positions of increasing responsibilities across both R&D and Medical Affairs in different organizations, Dr. Iqbal has led five product launches, built several integrated and transversal medical affairs platforms, and led the development and execution of integrated medical affairs strategy for broad portfolios including several orphan drugs. His area of expertise also includes harnessing of big data science, advanced analytics and digital medicine to optimize medical affairs delivery and patient outcomes. Prior to working in the industry that also includes Amgen and Trevena, Dr. Iqbal was at the Boston University Health Outcomes Technology Group where he served as a senior research fellow at the Center for Assessment of Pharmaceutical Practices (CAPPs) and Veterans Affairs Pharmacy Benefit Management (VA-PBM). Dr. Iqbal serves as advisor to several academic and health care think tanks as an industry thought leader. He received his MD from Allama Iqbal Medical College, Lahore, Pakistan and MPH and MBA degrees from Boston University.

About Nancy Duarte-Lonnroth

Ms. Lonnroth joined Acer as Vice President, Quality in May 2018. She brings more than 20 years of experience implementing, improving and directing Quality initiatives in highly regulated global life science companies. Ms. Lonnroth is a subject matter expert in Quality Assurance (QA) / Quality Control (QC) and Quality Management Systems (QMS) and has successfully hosted several FDA and other agency inspections and customer/partner audits. Prior to Acer, she has held leadership positions in Commercial and Pre-Commercial Quality at companies including AMAG Pharmaceuticals, Celestica, Acusphere, Histogenics, Stryker Biotech and Alkermes. Ms. Lonnroth obtained her US Regulatory Affairs Certification (RAC[US]) from RAPS in 2011. She received her B.A. degree in Modern Languages and B.S./M.S. degrees in Chemistry from University of Massachusetts, Lowell and her MBA from Franklin Pierce University.

About Acer Therapeutics

Acer, headquartered in Newton, MA, is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for patients with serious rare and ultra-rare diseases with critical unmet medical need. Acer’s late-stage clinical pipeline includes two candidates for severe genetic disorders: EDSIVO™ (celiprolol) for vascular Ehlers-Danlos syndrome (vEDS), and ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for urea cycle disorders (UCD) and Maple Syrup Urine Disease (MSUD). There are no FDA-approved drugs for vEDS and MSUD and limited options for UCD, which collectively impact approximately 7,000 patients in the U.S. Acer’s product candidates have clinical proof-of-concept and mechanistic differentiation, and Acer intends to seek approval for them in the U.S. by using the regulatory pathway established under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (FFDCA) that allows an applicant to rely at least in part on third-party data for approval, which may expedite the preparation, submission, and approval of a marketing application.

For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenues, projected expenses, regulatory approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations regarding our capitalization and resources; the potential for EDSIVO™ (celiprolol) and ACER-001 to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity in any target indication; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; the nature, strategy and our focus; future economic conditions or performance; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,
	2018	2017
Operating expenses:
Research and development	$2,688,159	$1,857,856
General and administrative	2,227,947	1,156,494
Total operating expenses	4,916,106	3,014,350
Loss from operations	(4,916,106)	(3,014,350)
Other income (expense):
Interest income	36,555	1,425
Interest expense	—	(109,722)
Foreign currency transaction gain	44,061	—
Total other income (expense), net	80,616	(108,297)
Net loss	$(4,835,490)	$(3,122,647)

Net loss per share - basic and diluted	$(0.64)	$(1.29)

Weighted average common shares outstanding - basic and diluted	7,497,433	2,423,370

SELECTED BALANCE SHEET DATA:

(unaudited)

	June 30,	December 31,
	2018	2017

Cash and cash equivalents	$8,343,773	$15,644,355

Other current assets	$571,173	$881,887

Property and equipment, net	$67,075	$62,984

Total assets	$16,788,416	$24,368,741

Total liabilities	$2,731,918	$2,033,204

Total stockholders' equity	$14,056,498	$22,335,537

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-535-7743

hans@lifesciadvisors.com

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